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                                      EXHIBIT D
                                 DISSENTERS' RIGHTS

The following has been reproduced in its entirety from the Alaska Corporations
Code:

     10.06.574 RIGHT OF SHAREHOLDERS TO DISSENT.--(a) A shareholder may dissent from the following corporate actions:

     (1) a plan of merger, consolidation, or exchange to which the corporation is a party; or

     (2) a sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale under a court order or a sale for cash on terms requiting that all or substantially all of the net proceeds of the sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

     (b) The rights of a shareholder who dissents as to less than all of the shares registered in the name of the shareholder shall be determined as if the shares as to which the shareholder dissents and the other shares of the shareholder are registered in the names of different shareholders.

     (c) This section does not apply to the shareholders of the surviving corporation in a merger if a vote of shareholders of the surviving corporation is not necessary to authorize the merger.

     (d) This section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange on the date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which the plan of merger, consolidation, or exchange or the proposed sale or exchange of property and assets is to be acted upon unless the articles of the corporation provide otherwise.

     10.06.576 RIGHTS OF DISSENTING SHAREHOLDERS: PROCEDURE, TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES; WITHDRAWAL OF DEMAND.--(a) A shareholder electing to exercise a right to dissent shall file with the corporation, before or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. The objection must include a notice of election to dissent, the shareholder's name and residence address, the number and classes of shares as to which the shareholder dissents, and a demand for payment of the fair value of the shares if the action is taken. A shareholder to whom the corporation did not give notice of the meeting in accordance with this chapter is not required to make the objection provided in this section.

     (b) Within l0 days after the shareholders' vote authorizing the action, the corporation shall given [sic] written notice of the authorization to each shareholder who filed written objection or from whom written objection was not required. The corporation may consider that a shareholder who voted for the proposed action has elected not to enforce a right of dissent under this chapter, and need not give notice to the shareholder.

     (c) Within 20 days after notice has been given under (b) of this section, a shareholder from whom written objection was not required under (a) of this section and who elects to dissent

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shall file with the corporation a written notice of the election, stating the shareholder's name and residence address, the number and classes of shares as to which the shareholder dissents, and a demand for payment of the fair value of the shares. A shareholder who elects to dissent from a merger under AS 10.06.532, a consolidation under AS 10.06.534, a share exchange under AS 10.06.540, a transaction authorized under AS 10.06.562, or a sale of assets under AS 10.06.568 shall file a written notice of the election to dissent within 20 days after the merger plan, consolidation plan, share exchange plan, or sale of assets resolution has been mailed to the shareholder.

     (d) A merger, consolidation, or exchange is considered completed within the meaning of this chapter on the effective date determined in accordance with AS 10.06.560; a transaction under AS 10.06.568 is completed within the meaning of this chapter when the corporation has received the consideration specified in the board resolution that was submitted to the shareholders in accordance with that section.

     (e) Upon completion of the corporation action, the shareholder shall cease to have the rights of a shareholder except the right to be paid the fair value of the shares as to which the dissenter's rights were perfected under this chapter. A notice of election may be withdrawn -by the shareholder at any time before an acceptance under AS 10.06.578(f), but in no case later than 60 days from the date of completion of the corporate action, except that the time for withdrawing a notice of election shall be extended for 60 days from the date an offer is made, if the corporation fails to make a timely offer under AS
10.06.578. After the time for withdrawal has expired, withdrawal of a notice of election requires the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of an advance payment made to the shareholder as provided in AS 10.06.578. If a notice of election is withdrawn, if the corporate action is rescinded, if a court determines that the shareholder is not entitled to the right to dissent, or if the shareholder otherwise loses the right to dissent, the shareholder shall not have the right to receive payment for the shares and shall be reinstated to all rights as a shareholder that were effective on the date of the completion of the corporate action. The rights to which the shareholder is reinstated include intervening preemptive rights and the right to payment of an intervening dividend or other distribution. If an intervening right has expired or if a dividend or distribution that is not in cash has been completed, the corporation may elect to pay the shareholder the fair value of the shares in cash at the value, as determined by the board, at the time of the expiration or completion. The election to pay the value in cash shall be without prejudice to a corporate proceeding that has occurred in the interim;

     (f) At the time of filing the notice of election to dissent, or within 30 days after the shareholder has filed the notice, the shareholder shall submit to the corporation, or to its transfer agent, the certificates representing the shares for which payment is claimed, if certificates have been issued. The corporation or its transfer agent shall note conspicuously on the certificates, or on a separate document if certificates have not been issued for the shares, that a notice of election has been filed, and shall return the certificates or the separate document to the shareholder or to the person who submitted them on the shareholder's behalf. Unless a court, for good cause shown, otherwise directs, a shareholder who fails to comply with this subsection loses the right to dissent granted by this chapter, if the corporation gives written notice that the right to dissent will


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be lost to the shareholder within 45 days from the date that the shareholder filed the notice of election to dissent. If the corporation fails to exercise this notice option in a timely manner, the shareholder retains the right to dissent granted by this chapter.

     (g) When a share of a dissenting shareholder under (f) of this section is transferred, the new certificate must bear a notation similar to that made under
(f) of this section and state the name of the original dissenting holder of the shares, or if the share is a certificateless share, the corporation must give the transferee a written notice stating that a notice of election to dissent has been filed and giving the name of the original dissenting holder. A transferee acquires only the rights in the corporation that the original dissenting shareholder had at the time of transfer.

     10.06.5.78 OFFER AND PAYMENT TO DISSENTING SHAREHOLDERS; CIRCUMSTANCES WHERE PROHIBITED.--(a) Within 15 days after the expiration of the period within which shareholders may file their notice of election to dissent under AS 10.06.576, or within 15 days after the proposed corporate action is completed, whichever is later, the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by certified mail to each shareholder who has filed the notice of election, to pay the amount the corporation estimates to be the fair value of the shares. The offer shall be made at the same price for each share to all dissenting shareholders of the same class, or if divided into series, of the same series.

     (b)  The offer required by (a) of this section shall be accompanied by a

     (1) balance sheet of the corporation whose shares the dissenting shareholder holds; the date of the balance sheet shall be that of the most recent balance sheet produced in the 12 months before the offer;

     (2) profit and loss statement or statements for at least 12 months preceding the date of the balance sheet; if the corporation was not in existence during the entire 12-month period preceding the balance sheet required by (1) of this section, then a profit and loss statement for that portion of the 12-month period preceding the balance sheet during which the corporation was in existence;

     (3) statement of the total number of shares with respect to which notices of election to dissent have been received and the total number of holders of these shares; and

     (4) copy of this section and AS 10.06.580. (c) If the corporate action has been completed the offer required by (a) of this section shall also be accompanied by

     (1) advance payment to each shareholder who submitted the share certificates to the corporation, or to whom notice was sent if the shares were certificateless, as provided in AS 10.06.576(f), of the amount offered under (a) of this section; or


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     (2)  a statement to a shareholder who has not submitted the share certificates, if certificates were issued for the shares, that advance payment of the amount offered under (a) of this section will be made by the corporation promptly upon submission of the certificates.

     (d) If the corporate action has not been completed when the offer required by (a) of this section is made, the advance payment or statement about the advance payment shall be sent to each shareholder entitled to the payment or notice, after completion of the corporate action.

     (e) The advance payment or statement about the advance payment shall include advice to the shareholder that acceptance of the payment does not constitute a waiver of the shareholder' s right to dissent.

     (f) The corporation may consider that a shareholder who fails to make written objection to the amount tendered under (c)(1) of this section or to submit shares in response to the statement sent under (c)(2) of this section within 30 days of the date the statement was mailed has agreed that the amount offered represents the fair value of the shares. The shareholder shall have no interest in the shares or the outcome of litigation begun under AS 10.06.580.

     (g) Notwithstanding the other provisions of this section, if the payments otherwise required by (c) and (d) of this section or determined in accordance with AS 10.06.580 would be distributions in violation of AS 10.06.358-10.06.375, the corporation may not make a distribution to a dissenting shareholder. In that event, a corporation that would otherwise have the payment obligation under (c) and (d) of this section or AS 10.06.580 shall, in addition to complying with (a) and (b) of this section, give written notice within the time limits of (a) and
(b) of this section to dissenting shareholders of its inability to make payment.

     The notice shall include

     (1) an explanation why the corporation is unable to make the payments otherwise required by this section;

     (2)  a statement that a dissenting shareholder has an option to

     (A) withdraw the shareholder's notice of election to dissent, and that the corporation will consider that the withdrawal was made with the written consent of the corporation; or

     (B) retain the status of a dissenter, and, if the corporation is liquidated, be subordinated to the rights of the creditors of the corporation, but have rights superior to the nondissenting shareholders, but if the corporation is not liquidated, retain the right to be paid under (c) and (d) of this section or AS 10.06.580 and the corporation must satisfy the obligation when the restrictions on distributions do not apply; and

     (3) a statement that if the corporation does not receive the written election provided under (2) of this subsection within 60 days after notice given as required by this section, the

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corporation will consider that the shareholder has withdrawn the of election under (2)(A) of this subsection.

     10.06.580 ACTION TO DETERMINE VALUE OF SHARES UPON FAILURE TO ACCEPT CORPORATE OFFER.--(a) If the corporation fails to make the offer required by AS 10.06.578(a) or the Shareholder rejects the offer within the 30-day period specified in AS 10.06.578(f)

     (1) the corporation shall, within 20 days after the expiration of the 30-day period specified in AS 10.06.578(f), file a petition in the court of the judicial district where the registered office of the corporation is located, requesting that the fair value of the shares be determined; if, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in the state, the petition shall be filed in the judicial district where the registered office of the domestic corporation was last located; or

     (2) if the corporation fails to institute a proceeding as provided in this section, a dissenting shareholder may institute a proceeding in the name of the corporation; if a dissenting shareholder does not institute a proceeding within 30 days' after the expiration of the 20-day period granted the corporation under
(1) of this subsection, the dissenter loses the dissenter's rights unless the superior court, for good cause shown, otherwise directs.

     (b) All dissenting shareholders who have rejected the corporate offer extended under AS 10.06.578(a), wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. The corporation shall serve a copy of the complaint in the proceeding on each dissenting shareholder who is a resident of this state in the manner provided by the Alaska Rules of Civil Procedure, and on each nonresident dissenting shareholder either by certified mail and publication, or in another manner permitted by law. The jurisdiction of the court shall be plenary and exclusive. A dissenting shareholder who is a party to the proceeding is entitled to judgment against the corporation for the amount determined under (c) of this section to be the fair value of the shares of that shareholder.

     (c) The court shall determine whether a dissenting shareholder who is a party to the court action is entitled to receive payment for the shareholder's shares. If the corporation does not request a determination, or if the court finds that a dissenting shareholder is entitled to a determination, the court shall establish the value of the shares; for the purposes of this section, the value shall be the fair value at the close of business on the day before the date on which the vote was taken approving the proposed corporate action. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the right to dissent under AS 10.06.576, its effects on the corporation and its shareholders, the concepts and methods customary in the relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and other relevant factors. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value of the shares. The appraisers have the power and authority specified in the order of appointment or as amended.


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     (d)  The judgment must include an allowance for interest at the rate the court finds to be fair and equitable, from the date on which the proposed corporate action vote was taken to the date of payment. If determining the rate of interest, the court shall consider all relevant factors, including the rate of interest that the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of a shareholder to accept the corporate offer of payment for the shares is arbitrary, vexatious, or otherwise in bad faith, the court shall deny interest to the shareholder.

     (e) A party to the proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or part of the costs, expenses, and fees incurred by the corporation against one or more of the dissenting shareholders who are parties to the proceeding, if the court finds that a refusal to accept the corporate offer was arbitrary, vexatious, or otherwise in bad faith. The court may, in its discretion, apportion and assess all or a part of the costs, expenses, and fees incurred by one or more of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds that

     (1) the fair value of the shares materially exceeds the amount that the corporation offered to pay;

     (2) an offer or required advance payment was not made by the corporation as provided in AS 10.06.578;

     (3) the corporation failed to institute the special proceeding within the period specified under (a) of this section; or

     (4) the action of the corporation in complying with its obligations as provided in this chapter was arbitrary, vexatious, or otherwise in bad faith.

     (f) Unless prohibited by AS 10.06.578(g), within 60 days after the final determination of the proceeding, the corporation shall pay to each dissenting shareholder who is a party the amount determined under (e) of this section in exchange for the surrender of the certificate representing the dissenter's shares or the dissenter's shares if the shares are certificateless.

     Upon payment of the judgment, the dissenting shareholder ceases to have an interest in the shares.

     10.06.582      STATUS OF SHARES ACQUIRED FROM DISSENTING
SHAREHOLDERS.--Shares acquired by a corporation under AS 10.06.578 and 10.06.580 shall be held and disposed of by the corporation as other shares reacquired under AS 10.06.388, except that, in the case of a merger or consolidation, they shall be held and disposed of as the plan of merger or consolidation may otherwise provide.


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